Exhibit 99.3

December 2004

BOARD COMPENSATION1

Annual Cash Retainer	$35,000[2]
Board and Committee Meeting Attendance Fee	$1,500[3]
Board Chairman and Committee Chairman Meeting Attendance Fee	$2,000[3]
Audit Committee Chairman Annual Stipend	$10,000[2]
Annual Restricted Stock Grant	1,500 shares[4]
Restricted Stock to New Director Upon Joining the Board	2,500 shares[5]

[1]	Effective January 1, 2005. All amounts are for outside directors. Employee-directors do not receive any additional compensation for service on the Board and its Committees.

[2]	Paid in quarterly installments on February 15, May 15, August 15, and November 15.

[3]	Paid following applicable meeting.

[4]	Granted annually immediately following annual meeting of stockholders. Will vest 100% one year after the date of grant.

[5]	Will vest 100% one year after the date of grant.